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                          Exhibit 10e(ii)
                         SECOND AMENDMENT

                        KAMAN CORPORATION
                         CASH BONUS PLAN
           (Amended and Restated as of January 1, 2002)


     WHEREAS, Kaman Corporation (the "Corporation") has previously adopted a Cash Bonus Plan (Amended and Restated as of January 1,
2002) and a First Amendment thereto dated February 12, 2002
(collectively, the "Plan"); and

     WHEREAS, the Board of Directors of the Corporation approved a further amendment to the Plan on November 12, 2002 to provide that the Plan formula applicable to corporate management utilize the Russell 2000 index alone rather than in combination with the S&P 600 as it appears that the Corporation's structure is more closely aligned with the Russell index;

     NOW THEREFORE, the Plan is amended as follows:

     1. Section 7 of the Plan is hereby deleted and replaced in its entirety by the following:

7.  Performance Objectives for Corporate Participants.
    a. Applicability. The provisions of this Section 7 shall apply to Corporate Participants, i.e. Participants who are employed by Kaman Corporation at its headquarters location.
Furthermore, the provisions of Section 6 hereof shall not apply to Corporate Participants.

     b. In General. The Modified Target Bonus Opportunity for Corporate Participants shall be calculated solely based upon the consolidated performance of the Company, using growth in earnings per share ("EPS Growth") and return on total capital ("ROI") as the financial performance goals. Financial performance is determined by comparing the EPS Growth and ROI performance of the Company for the applicable Award Year with the comparable number for the Russell 2000 index averaged over the prior 5 year period. For example, for Award Year 2002, the numbers for the Company for EPS Growth and ROI will be compared to comparable numbers for EPS Growth and ROI for the Russell 2000 index averaged for 1997 - 2001. This Section 7 describes the approach to be followed in determining the Modified Target Bonus Opportunity for Corporate Participants. Without limiting the authority provided by Section 10(b), the Plan Administrators are authorized to prescribe reasonable rules of operation and to resolve any ambiguities or matters of interpretation, provided such rules and interpretations are consistent with the approach provided herein.



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Furthermore, the Personnel and Compensation Committee is
authorized to include or exclude special items in determining the Company's EPS Growth and/or ROI performance, provided that the approach taken is followed consistently from year to year.

     c. EPS Growth. The EPS Growth for the Company for the Award Year will be calculated. Calculation of average EPS Growth for the Russell 2000 for the prior five (5) years shall also be made. Percentile rankings shall be developed. The Personnel and Compensation Committee shall establish percentages of initial target bonus opportunity earned for EPS Growth corresponding to the various percentile rankings. The percent of the Initial Target Bonus Opportunity earned for EPS Growth for an Award Year shall be determined by the Plan Administrators based upon the percentile ranking of the Company.

     d. Return on Total Capital. The ROI for the Company for the Award Year will be calculated. Calculations of average ROI for the Russell 2000 for the prior five (5) years shall also be made. Percentile rankings shall be developed. The Personnel and Compensation Committee shall establish percentages of initial target bonus opportunity earned for ROI corresponding to the various percentile rankings. The percent of the Initial Target Bonus Opportunity earned for ROI for an Award Year shall be determined by the Plan Administrators based upon the percentile ranking of the Company.

     e. Percentile Calculations. The percentile ranking of the Company must be at least 25th for EPS Growth in order to generate a percentage of initial target bonus opportunity earned for EPS Growth. The percentile ranking of the Company must be at least 25th for ROI in order to generate a percentage of initial target bonus opportunity earned for ROI. If the Company is in at least the 75th percentile for either category (EPS Growth or ROI), it will generate the maximum award with respect to that category. The Personnel and Compensation Committee may, but shall not be required to, extend the maximum award earned for either EPS Growth or ROI, from 100% to a larger percentage. In making calculations and determinations hereunder, in no event will the 25th percentile for EPS Growth or ROI for the Russell 2000 5 year average be considered to be less than zero.

     f. Computation of Modified Target Bonus Opportunity. The percentages of Initial Target Bonus Opportunity earned for EPS Growth and ROI, determined in accordance with the foregoing, shall be added together. This combined percentage may be greater than 100%. This combined percentage, when multiplied by a Corporate Participant's Initial Target Bonus Opportunity, shall





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equal the Corporate Participant's Modified Target Bonus
Opportunity.

     2. Effective Date. This Amendment shall take effect beginning with the 2003 Award Year.

     3. Capitalized Terms. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

     4. Full Force and Effect. Except as modified and amended by this document, the Plan remains in full force and effect.

     IN WITNESS WHEREOF, Kaman Corporation has caused this Second
Amendment to be executed this 21st day of March, 2003.


ATTEST:                           KAMAN CORPORATION

/s/ Candace A. Clark                 /s/ Robert M. Garneau
----------------------            By ----------------------------
                                     Its Executive Vice President
                                         & CFO































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